Exhibit 5.1

CHICAGO LONDON LOS ANGELES NEW YORK WASHINGTON, DC

June 24, 2016

Hertz Rental Car Holding Company, Inc.
8501 Williams Road
Estero, FL 33928

Re: Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Hertz Rental Car Holding Company, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register 9,850,000 shares of common stock, $0.01 par value per share (the “Shares”), of the Company pursuant to the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

We are familiar with the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise, of such other documents, certificates, evidence of corporate action and instruments, as we have deemed necessary or advisable for the purpose of rendering this opinion, including (i) the corporate and organizational documents of the Company, including the by-laws and the certificate of incorporation of the Company, each as currently in effect and as proposed to be amended and restated in connection with the dividend distribution of all of the issued and outstanding capital stock of the Company to the stockholders of Hertz Global Holdings, Inc. expected to occur on June 30, 2016; (ii) the Plan; and (iii) minutes or other records of the corporate proceedings of the Company with respect to the Plan and registration and issuance of the Shares.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others as to factual matters material to this opinion and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that the Shares covered by the Registration Statement have been duly authorized and, when issued and delivered in accordance with the Plan and the applicable award agreements, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the use of our name in the Registration Statement and to filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving

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this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP